HYPERION SOLUTIONS CORPORATION


Power of Attorney

This Statement confirms that the undersigned, David Odell, has authorized and designated the following officers of Hyperion Solutions Corporation: Vice President and Global Controller, William Dewes; Vice President, General Counsel & Corporate Secretary, Mark Cochran; Director of Accounting and Financial Reporting, Greg Mayer; Stock Administrator, Lisa Deilus; Stock Administrator, Joyce Chowla; Corporate Legal Analyst, Julie Johnston; and Assistant General Counsel, Lonnie Goldman (hereinafter "Named Representative"), separately to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Hyperion Solutions Corporation.
The authority of the Named Representative under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Hyperion Solutions Corporation, unless earlier revoked in writing. The undersigned acknowledges that none of the Named Representatives is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.




Date:   January 9, 2006



By:  /s/ David Odell